Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

TETE Technologies Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares to be issued to Shareholders of Technology & Telecommunication Acquisition Corporation (“TETE”)	457(a)	2,976,709	10.00	$29,767,090	$0.00011020	$3,280.33
	Equity	Warrants to be issued to Warrantholders of TETE	457(a)	11,500,000	0.0399	$458,850	$0.00011020	$50.57
	Equity	Ordinary Shares underlying Warrants to be issued to Warrantholders of TETE	457(a)	11,500,000	$11.50	$132,250,000	$0.00011020	$14,573.95

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457 by multiplying the proposed maximum aggregate offering price of securities to be registered by $0.00011020.